UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 30, 2013

Date of Report (Date of earliest event reported)

INTERNATIONAL FLAVORS & FRAGRANCES INC.

(Exact Name of Registrant as Specified in Charter)

NEW YORK	1-4858	13-1432060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

521 WEST 57th STREET

NEW YORK, NEW YORK 10019

(Address of Principal Executive Offices) (Zip Code)

(212) 765-5500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On May 3, 2013, International Flavors & Fragrances Inc. (the “Company”) announced that it intends to close its fragrance ingredients manufacturing facility in Augusta, Georgia by July 2014 and plans to consolidate production into other Company facilities. A copy of the press release is furnished as Exhibit 99.1.

In connection with this closure, the Company expects to incur costs of $16-$21 million, consisting primarily of $10-$12 million in accelerated depreciation of fixed assets, $3-$4 million in personnel-related costs and $3-$5 million in plant shutdown and other related costs. Approximately $3-$4 million of these costs will be recorded in the second quarter of 2013, with the remainder expected to be recognized over the following four quarters. The Company expects that approximately 43 positions will be eliminated as a result of these decisions. The Company estimates that approximately $6-$9 million of the costs will result in future cash expenditures. Once fully implemented, the plant closure is expected to generate savings of approximately $6 to $8 million per year.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On April 30, 2013, the Company held its Annual Meeting of Shareholders. At the Annual Meeting, (i) twelve members were elected to serve as directors of the Company; (ii) the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013 was ratified; and (iii) the compensation of the Company’s named executive officers was approved in an advisory vote. Each of these proposals is described in detail in the Company’s Proxy Statement filed with the Securities and Exchange Commission on March 12, 2013 (the “Proxy Statement”). The final results for the votes regarding each proposal are set forth below.

The directors elected to the Company’s Board for terms expiring at the Annual Meeting in the year 2014, as well as the number of votes cast for, votes cast against, votes abstained and broker non-votes with respect to each of these individuals are set forth below:

	For	Against	Abstain	Broker Non-Votes
Marcello V. Bottoli	62,910,824	867,505	391,230	3,333,688
Linda B. Buck	63,687,000	92,837	389,722	3,333,688
J. Michael Cook	61,388,419	2,391,439	389,701	3,333,688
Roger W. Ferguson, Jr.	62,750,363	1,025,307	393,889	3,333,688
Andreas Fibig	63,624,726	139,019	405,814	3,333,688
Christina Gold	63,672,774	93,315	403,470	3,333,688
Alexandra A. Herzan	62,879,833	898,954	390,772	3,333,688
Henry W. Howell, Jr.	63,569,133	209,077	391,349	3,333,688
Katherine M. Hudson	63,673,544	99,753	396,262	3,333,688
Arthur C. Martinez	59,035,543	4,584,388	549,628	3,333,688
Dale F. Morrison	63,625,550	153,118	390,891	3,333,688
Douglas D. Tough	60,001,628	3,654,279	513,652	3,333,688

The proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for 2013 received the following votes:

For	Against	Abstain	Broker Non-Votes
64,825,082	2,120,403	555,762	0

The advisory proposal to approve the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, received the following votes:

For	Against	Abstain	Broker Non-Votes
59,056,848	2,734,437	2,378,274	3,333,668

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by International Flavors & Fragrances Inc. on May 3, 2013.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

Date: May 3, 2013	By:	/s/ Kevin C. Berryman
	Name:	Kevin C. Berryman
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by International Flavors & Fragrances Inc. on May 3, 2013.